EXHIBIT 99.1

CC MEDIA HOLDINGS, INC. REPORTS
RESULTS FOR 2013 FIRST QUARTER

●	OIBDAN1 grew 3% year over year to $267 million, excluding foreign exchange and divestitures

●	Revenue declined less than 1% to $1.3 billion, excluding foreign exchange and divestitures

●	Prepaid $847 million Term Loan A due 2014 to enhance financial flexibility

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San Antonio, May 2, 2013…CC Media Holdings, Inc. (OTCBB: CCMO) today reported financial results for the first quarter ended March 31, 2013.

“The strength of our businesses was clear in the company’s solid first quarter results, which included growing returns from our strategic investments in key digital assets,” Chief Executive Officer Bob Pittman said.  “Across the company, we are creating unique, engaging solutions for clients that use our unparalleled multi-platform reach.  With our advertisers, we are innovating new ways to use our assets to reach consumers more effectively wherever they are – which is increasingly out of their homes.  Rather than staying in their connected homes as once predicted, people are now making more mobile connections than ever before.  This trend toward the connected consumer plays to the strengths of Clear Channel in broadcast and digital radio and outdoor displays, and we are beginning to make progress in monetizing it.”

“Thanks to our operating discipline, we contained costs and kept building momentum in our outdoor and our media and entertainment businesses during the quarter,” said Tom Casey, Executive Vice President and Chief Financial Officer.  “We made solid progress in our broadcast, syndication and digital businesses.  Our operating leverage in Americas outdoor drove strong results from last year’s investments, while International outdoor delivered double-digit topline growth from emerging markets.  Companywide, past strategic investments are positively contributing to this quarter’s results, and we will continue to be proactive about investing in growth areas and refocusing our Outdoor business in Europe.  We were also opportunistic in our capital management and successfully completed a private offering due 2021 to help pre-pay all of our 2014 bank debt maturities.”

First Quarter 2013 Results

Consolidated revenues decreased $18 million, or 1%, year over year, to $1.34 billion in the first quarter of 2013 compared to $1.36 billion in the same period of 2012.  Excluding the effects of movements in foreign exchange rates1, as well as an $8 million impact from the divestiture of two businesses during the third quarter of 2012, revenues declined $9 million, or less than 1%.

●
Media and Entertainment (“CCM+E”) revenues decreased $15 million, or 2%, driven primarily by the traffic business, which continues to reflect integration activities.  Offsetting this decline was strength in radio stations, including national and digital operations.

●
Americas outdoor revenues rose $6 million, or 2%, on a reported basis and adjusted for movements in foreign exchange rates, driven by higher occupancy and capacity on digital displays, strong growth in posters on new advertisers, and growth in airports.

●
International outdoor revenues increased $2 million, or less than 1%, after adjusting for an $8 million revenue reduction due to the divestiture of two businesses during the third quarter of 2012 and a $1 million decrease from movements in foreign exchange rates.  More robust economic conditions in emerging markets and certain other geographies were offset by weakened economic conditions in other markets, particularly Western Europe.  On a reported basis, revenues decreased $7 million, or 2%, compared to the first three months of 2012.

The Company’s OIBDAN1 increased 2%, or $6 million, to $267 million for the three months ended March 31, 2013 compared to $260 million for the same period of 2012.  Excluding the $1 million effect of movements in foreign exchange rates and a $1 million reduction due to the divestiture of two businesses during the third quarter of 2012, OIBDAN increased $8 million, or 3%, to $267 million.  Included in the 2013 first quarter OIBDAN of $267 million were $9 million of operating and corporate expenses associated with the Company’s strategic revenue and cost initiatives to attract additional advertising dollars to its businesses and improve operating efficiencies.  OIBDAN for the three months ended March 31, 2012 included $16 million of such expenses, and also included $19 million of legal and other costs related to Brazil.

The Company’s consolidated net loss was $203 million in the first quarter of 2013 compared to a consolidated net loss of $144 million in the same period of 2012 due primarily to lower income tax benefits.

Key Highlights

The Company’s recent key highlights include:

Media + Entertainment

●
Partnered with Target in March to launch Justin Timberlake’s “The 20/20 Experience” album utilizing Clear Channel’s multi-platform assets - including radio, online, mobile, outdoor, entertainment, events, contests and talent relationships.  Clear Channel ran a first-of-its-kind live “virtual press conference” across 800 stations at the same time to let Justin Timberlake introduce the album and kick off the exclusive iHeartRadio album release party.  It was streamed live on iHeartRadio.com, aired on 175 stations nationwide, rebroadcast on the CW Network and attended by fans selected through a nationwide contest.  Clear Channel Outdoor featured a countdown clock to the album release party that appeared on 399 of its nationwide digital billboards, delivering 65 million impressions.  In total, the Clear Channel campaign generated more than 600 million unpaid media impressions.  In its first week on sale, the album sold 968,000 copies and ranked #1 on the Billboard 200, #1 on iTunes in 89 countries and among Target’s top three best-selling albums in the last decade.

●
iHeartRadio reached 29 million registered users.  First quarter 2013 iHeartRadio total listening hours were up 31% compared to the first quarter of 2012.  Mobile represented 55% of iHeartRadio total listening hours during the quarter.

●
Announced the third annual iHeartRadio Music Festival for September 20-21, 2013 in Las Vegas.  Clear Channel will again partner with Macy’s for Macy’s iHeartRadio Rising Star -- a campaign designed to spotlight America’s emerging musicians with the winner performing at the Festival.

●
Announced the second annual iHeartRadio Ultimate Pool Party, presented by Visit Florida, at the Fontainebleau Miami Beach on June 28-29, 2013, featuring performances by Pitbull, Ke$ha, Afrojack, Icona Pop and Krewella.  To promote the event, Clear Channel launched a national on-air and online promotion across more than 120 of its mainstream and rhythmic contemporary hit radio (CHR) and Electronic Dance Music (EDM) stations.

●	Successfully launched Evolution 93.5 in Miami, the second Electronic Dance Music (EDM) format to utilize programming from iHeartRadio’s Evolution channel introduced in November 2012.

●
Created local news, traffic and weather “Add-Ins” allowing iHeartRadio listeners to insert local content into their custom radio experience to give them greater convenience and control over their online listening.

●
Continued to enter into innovative, market-based agreements with record labels - including eOne, Wind-up Records, and Robbins Entertainment - to share digital and terrestrial revenues, building a sustainable business model to drive the growth of the Internet radio industry.  To date, Clear Channel has entered into eleven agreements with record labels representing artists including Taylor Swift, Tim McGraw, Rascal Flatts, Reba McEntire, Mumford & Sons, Evanescence, Creed, and Seether.

Outdoor

●	Americas installed 11 new digital billboards for a total of 1,046 across 37 U.S. markets.

●
Signed a new 10-year contract for a new installation of four 26-foot LED video towers at the Denver International Airport, providing advertisers with the ability to reach travelers visiting the fifth-busiest U.S. airport.

●
Partnered with Transport for London to launch “The Chiswick Towers,” a new premium roadside digital advertising site consisting of two architectural steel towers featuring double sided LED screens situated on the M4 between Heathrow Airport and central London, one of the UK’s most prominent advertising locations.

●
Rolled out 10,000 interactive panels in the UK featuring Near Field Communication (NFC) and QR code mobile technologies, reaching 80% of adults every four weeks.  In Sweden, introduced the world’s first Near Field Communication (NFC) marketing campaign on a public transit system, featuring a subway car branded to look like a retail store of the mobile operator, Three.

●
Clear Channel’s Peruvian team created, in collaboration with Peru’s University of Engineering and Technology, an award-winning billboard that captures humidity in Lima’s desert air and turns it in to drinking water, providing local residents with much needed refreshment.

●	Pioneered large-format digital billboard networks in January 2013 in México City with 8 digital billboards and in Lima with 10 digital billboards.

●
Clear Channel Airports launched its ClearVision TV network at Dallas Love Field airport in April, featuring local, regional and national sponsors’ products and services alongside news, sports and entertainment from major broadcast networks including, for the first time, children’s programming.

Revenues, Operating Expenses, and OIBDAN by Segment

(In thousands)	Three Months Ended March 31,		%
	2013	2012	Change
Revenue1
CCME	$656,566	$671,510	(2%)
Americas Outdoor	286,461	280,151	2%
International Outdoor 3	363,749	371,132	(2%)
Other	49,219	51,698	(5%)
Eliminations	(12,937)	(13,768)
Consolidated revenue	$1,343,058	$1,360,723	(1%)

Operating expenses 1,2
CCME	$443,410	$457,085	(3%)
Americas Outdoor	191,263	195,057	(2%)
International Outdoor 3	334,489	349,004	(4%)
Other	41,955	47,276	(11%)
Eliminations	(12,937)	(13,768)
Consolidated Operating expenses	$998,180	$1,034,654	(4%)

OIBDAN1
CCME	$213,156	$214,425	(1%)
Americas Outdoor	95,198	85,094	12%
International Outdoor 3	29,260	22,128	32%
Other	7,264	4,422	64%
Corporate	(78,246)	(65,709)
Consolidated OIBDAN	$266,632	$260,360	2%

Certain prior period amounts have been reclassified to conform to the 2013 presentation of financials throughout the press release.

1 See the end of this press release for reconciliations of (i) OIBDAN for each segment to consolidated operating income (loss); (ii) revenues excluding foreign exchange effects to revenues; (iii) direct operating and SG&A expenses excluding foreign exchange effects to expenses; (iv) OIBDAN excluding foreign exchange effects to OIBDAN; (v) direct operating and SG&A expenses excluding non-cash compensation expenses to expenses; (vi) corporate expenses excluding non-cash compensation expenses to corporate expenses; and (vii) OIBDAN to net income (loss).  See also the definition of OIBDAN under the Supplemental Disclosure section in this release.

2 The Company’s operating expenses include direct operating expenses and SG&A expenses, but exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock.  Corporate expenses also exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock.

3 During 2012, the Company disposed of two international businesses.  For the three months ended March 31, 2012, these businesses contributed $8 million in revenues, $7 million in operating expenses, and $1 million in OIBDAN.

Media and Entertainment

CCM+E first quarter 2013 revenues decreased $15 million, or 2%, compared to the same period of 2012, driven primarily by the traffic business as a result of certain contract losses and lower sales resulting from integration activities, and to a lesser extent by Premiere, whose performance continued to improve over the quarter.  Offsetting these declines was strength in the stations, particularly in national and digital revenues.

Operating expenses decreased $14 million during the first quarter of 2013 compared to the same period in 2012.  This decline was driven by a decrease in traffic costs and music license fees, partially offset by increased digital costs as well as increased expenses related to the growth of our national advertising program.  Expenses in the first quarter of 2013 also reflect a $4 million decrease in expenses related to investments in strategic revenue and cost savings programs.

OIBDAN decreased $1 million, or less than 1%, to $213 million in the first quarter of 2013, including expenses related to investments in strategic revenue and cost savings programs of $1 million.

Americas Outdoor Advertising

Americas outdoor revenues rose $6 million, or 2% compared to the same period of 2012, on a reported basis and adjusted for movements in foreign exchange rates, driven by higher occupancy and capacity on digital displays, strong growth in posters on new advertisers, and growth in airports.  Partially offsetting these increases was a decline in specialty business revenues.

Operating expenses fell $4 million, or 2%, to $191 million, on both a reported basis and adjusted for the effects of movements in foreign exchange rates.  Expenses decreased due to a favorable product mix with increased sales in our higher margin product lines, and also due to the benefits of past strategic cost initiatives.

OIBDAN, on a reported basis and excluding foreign exchange impacts, grew $10 million, or 12%, to $95 million during the first quarter of 2013 compared to the same period in 2012.  First quarter 2013 and 2012 OIBDAN both included approximately $1 million of expenses related to certain investments in strategic revenue and cost savings programs.

International Outdoor Advertising

International outdoor revenues were up $2 million, or less than 1% compared to the same period in 2012, excluding $8 million in revenues due to the divestiture of two businesses during the third quarter of 2012, as well as a $1 million decrease due to movements in foreign exchange rates.  More robust economic conditions in emerging markets and certain other geographies were offset by weakened economic conditions in other markets, particularly Western Europe.  On a reported basis, revenues decreased $7 million, or 2%, compared to the first quarter of 2012.

Operating expenses fell $8 million in the first quarter of 2013, adjusting for $7 million of expenses due to the divestiture of two businesses during the third quarter of 2012.  There was minimal impact during the quarter from movements in foreign exchange rates.  Operating expenses declined due to lower variable expenses and rent driven by revenue declines in certain markets, offset by higher costs from new contracts in markets with increased revenue.  Operating expenses in the first quarter of 2012 included $18 million of legal and other costs related to Brazil that did not recur in the first quarter of 2013.  Operating expenses in the first quarter of 2013 also included an increase of approximately $3 million in investments in strategic revenue and cost savings programs.

International outdoor OIBDAN in the first quarter of 2013 increased $9 million, or 45%, to $30 million, adjusting for a $1 million OIBDAN reduction due to the divestiture of two businesses during the third quarter of 2012 and excluding a $1 million decrease from movements in foreign exchange rates.  OIBDAN in the first quarter of 2013 included $5 million of costs incurred for investments in strategic revenue and cost savings programs compared to $3 million included in the first quarter of 2012.  On a reported basis, OIBDAN increased 32% to $29 million.

Conference Call

CC Media Holdings, Inc. along with its wholly owned subsidiary, Clear Channel Communications, Inc., and its publicly traded subsidiary, Clear Channel Outdoor Holdings, Inc., will host a conference call to discuss results on May 2, 2013 at 4:30 p.m. Eastern Time.  The conference call number is 866-233-3841 (U.S. callers) and 612-234-9962 (International callers) and the passcode is 290477.  A live audio webcast of the conference call will also be available on the investor section of www.clearchannel.com and www.clearchanneloutdoor.com.  A replay of the call will be available after the live conference call, beginning at 5:30 p.m. Eastern Time, for a period of 30 days.  The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the passcode for both is 281432.  An archive of the webcast will be available beginning 24 hours after the call for a period of 30 days.

TABLE 1 - Financial Highlights of CC Media Holdings, Inc. and Subsidiaries

(In thousands)	Three Months Ended March 31,
	2013	2012
Revenue	$1,343,058	$1,360,723
Operating expenses:
Direct operating expenses	594,866	614,434
Selling, general and administrative expenses	406,435	424,575
Corporate expenses	80,642	68,251
Depreciation and amortization	182,182	175,366
Other operating income (expense) - net	2,395	3,124
Operating income (loss)	81,328	81,221
Interest expense	385,525	374,016
Gain (loss) on marketable securities	3,641	3,555
Equity in earnings (loss) of nonconsolidated affiliates	(3,888)	(15,167)
Other income (expense) – net	(1,000)	(1,106)
Loss before income taxes	(305,444)	(305,513)
Income tax benefit (expense)	96,325	157,398
Consolidated net income (loss)	(209,119)	(148,115)
Less: Amount attributable to noncontrolling interest	(6,116)	(4,486)
Net income (loss) attributable to the Company	$(203,003)	$(143,629)

Foreign exchange rate movements decreased the Company’s 2013 first quarter revenues by approximately $1 million, and had a minimal impact on direct operating and SG&A expenses, compared to the same period of 2012.

TABLE 2 - Selected Balance Sheet Information

Selected balance sheet information for March 31, 2013 and December 31, 2012:

(In millions)	March 31,	December 31,
	2013	2012

Cash	$721.6	$1,225.0
Total Current Assets	2,369.2	2,987.8
Net Property, Plant and Equipment	2,965.9	3,036.9
Total Assets	15,519.2	16,292.7

Current Liabilities (excluding current portion of long-term debt)	1,247.3	1,400.4
Long-Term Debt (including current portion of long-term debt)	20,426.1	20,747.1
Shareholders’ Deficit	(8,209.7)	(7,995.2)

TABLE 3 – Total Debt

At March 31, 2013 and December 31, 2012, CC Media Holdings had total debt of:

(In millions)	March 31,	December 31,
	2013	2012
Senior Secured Credit Facilities	$8,228.6	$9,075.5
Receivables based facility	247.0	-
Priority Guarantee Notes	4,324.8	3,749.8
Other secured debt	24.1	25.5
Total Consolidated Secured Debt	$12,824.5	$12,850.8

Senior Cash Pay and Senior Toggle Notes	$1,626.1	$1,626.1
Clear Channel Senior Notes	1,436.4	1,748.6
Subsidiary Senior Notes	2,725.0	2,725.0
Subsidiary Senior Subordinated Notes	2,200.0	2,200.0
Other long-term debt	2.7	5.6
Purchase accounting adjustments and original issue discount	(388.6)	(409.0)
Total long term debt (including current portion of long-term debt)	$20,426.1	$20,747.1

The current portion of long-term debt was $68 million as of March 31, 2013.

Liquidity and Financial Position

For the three months ended March 31, 2013, cash flow used by operating activities was $87 million, cash flow used for investing activities totaled $57 million, cash flow used for financing activities was $354 million, and the effect of exchange rate changes on cash was $5 million, for a net decrease in cash of $503 million.

Capital expenditures for the three months ended March 31, 2013 were approximately $62 million compared to $73 million for the same period in 2012.

During the first quarter of 2013, subsidiaries of the Company entered into the following debt transactions:

Clear Channel Communications, Inc. (a subsidiary of CC Media Holdings, Inc.)

●	Issued $575 million aggregate principal amount of 11.25% Priority Guarantee Notes due 2021.

●	Repaid 5.75% senior notes at maturity for $312 million.

●	Repaid all $847 million outstanding under term loan A under the senior secured credit facilities.

The senior secured credit facilities require Clear Channel to comply on a quarterly basis with a financial covenant limiting the ratio of consolidated secured debt, net of cash and cash equivalents, to consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities) for the preceding four quarters.  Clear Channel’s secured debt consists of the senior secured credit facilities, the receivables-based credit facility, the priority guarantee notes and certain other secured subsidiary debt.  As required by the definition of consolidated EBITDA in Clear Channel’s senior secured credit facilities, Clear Channel’s consolidated EBITDA for the preceding four quarters of $2.0 billion is calculated as operating income (loss) before depreciation, amortization, impairment charges and other operating income (expense), net plus share-based compensation and is further adjusted for the following items: (i) costs incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees and other permitted activities; (ii) extraordinary, non-recurring or unusual gains or losses or expenses and severance; (iii) non-cash charges; (iv) cash received from nonconsolidated affiliates; and (v) various other items.

The following table reflects a reconciliation of consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities) to operating income and net cash provided by operating activities for the four quarters ended March 31, 2013:
Four Quarters Ended
(In Millions) Note: numbers may not sum due to rounding	March 31,
2013
Consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities)	$2,021

Less adjustments to consolidated EBITDA (as defined by Clear Channel’s senior secured credit facilities):
Cost incurred in connection with the closure and/or consolidation of facilities, retention charges, consulting fees, and other permitted activities	(74)
Extraordinary, non-recurring or unusual gains or losses or expenses and severance (as referenced in the definition of consolidated EBITDA in Clear Channel’s senior secured credit facilities)	(59)
Non-cash charges	(23)
Cash received from nonconsolidated affiliates	(21)
Other items	(21)
Less: Depreciation and amortization, Impairment charges, Other operating income (expense), net, and Share-based compensation expense	(754)
Operating income	1,070

Plus: Depreciation and amortization, Impairment charges, Other operating income (expense), net, and Share-based compensation expense	754
Less: Interest expense	(1,561)
Less: Current income tax benefit	(66)
Plus: Other income (expense), net	0
Adjustments to reconcile consolidated net loss to net cash provided by operating activities (including Provision for doubtful accounts, Amortization of deferred financing charges and note discounts, net and Other reconciling items, net)	177
Change in assets and liabilities, net of assets acquired and liabilities assumed	32
Net cash provided by operating activities	$406

The maximum ratio under this financial covenant is currently set at 9.5:1 and reduces to 9.25:1, 9:1 and 8.75:1 for the four quarters ended June 30, 2013, December 31, 2013 and December 31, 2014, respectively.  At March 31, 2013, our ratio was 6.0:1.

Supplemental Disclosure Regarding Non-GAAP Financial Information

The following tables set forth the Company’s OIBDAN for the three months ended March 31, 2013 and 2012.  The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expenses and the following line items presented in its Statement of Operations: Income tax benefit (expense); Other income (expense) - net; Equity in earnings (loss) of nonconsolidated affiliates; Gain (loss) on marketable securities; Interest expense; Other operating income (expense) – net; D&A; and Impairment charges.

The Company uses OIBDAN, among other things, to evaluate the Company's operating performance.  This measure is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management.  We believe this measure is an important indicator of the Company's operational strength and performance of its business because it provides a link between profitability and net income.  It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company's management.  The Company believes it helps improve investors’ ability to understand the Company's operating performance and makes it easier to compare the Company's results with other companies that have different capital structures, stock option structures or tax rates.  In addition, the Company believes this measure is also among the primary measures used externally by the Company's investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies.  OIBDAN is not necessarily a measure of the Company's ability to fund its cash needs.  As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the U.K. and China, management reviews the operating results from its foreign operations on a constant dollar basis.  A constant dollar basis (in which a foreign currency adjustment is made to show the 2013 actual foreign revenues, expenses and OIBDAN at average 2012 foreign exchange rates) allows for comparison of operations independent of foreign exchange rate movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income (loss); (ii) Revenues excluding foreign exchange effects to revenues; (iii) Expenses excluding foreign exchange effects to expenses; (iv) OIBDAN excluding foreign exchange effects to OIBDAN; (v) Expenses excluding non-cash compensation expenses to expenses; (vi) Corporate expenses excluding non-cash compensation expenses to Corporate expenses; and (vii) OIBDAN to net income (loss).

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating income (loss)	Non-cash compensation expenses	Depreciation and amortization	Other operating income (expense) - net and impairment charges	OIBDAN
Three Months Ended March 31, 2013
CCME	$143,832	$1,492	$67,832	$-	$213,156
Americas Outdoor	45,619	894	48,685	-	95,198
International Outdoor	(22,468)	735	50,993	-	29,260
Other	(2,718)	-	9,982	-	7,264
Impairment charges	-	-	-	-	-
Corporate	(85,332)	2,396	4,690	-	(78,246)
Other operating income (expense) – net	2,395	-	-	(2,395)	-
Consolidated	$81,328	$5,517	$182,182	$(2,395)	$266,632

Three Months Ended March 31, 2012
CCME	$146,155	$1,214	$67,056	$-	$214,425
Americas Outdoor	40,204	1,932	42,958	-	85,094
International Outdoor	(28,116)	1,209	49,035	-	22,128
Other	(8,431)	-	12,853	-	4,422
Impairment charges	-	-	-	-	-
Corporate	(71,715)	2,542	3,464	-	(65,709)
Other operating income (expense) – net	3,124	-	-	(3,124)	-
Consolidated	$81,221	$6,897	$175,366	$(3,124)	$260,360

Reconciliation of Revenues excluding Effects of Foreign Exchange Rates to Revenues

(In thousands)	Three Months Ended March 31,		%
	2013	2012	Change

Consolidated Revenue	$1,343,058	$1,360,723	(1%)
Excluding: Foreign exchange (increase) decrease	856	-
Revenue excluding effects of foreign exchange	$1,343,914	$1,360,723	(1%)

Americas Outdoor revenue	$286,461	$280,151	2%
Excluding: Foreign exchange (increase) decrease	89	-
Americas Outdoor revenue excluding effects of foreign exchange	$286,550	$280,151	2%

International Outdoor revenue	$363,749	$371,132	(2%)
Excluding: Foreign exchange (increase) decrease	767	-
International Outdoor revenue excluding effects of foreign exchange	$364,516	$371,132	(2%)

Reconciliation of Expenses (Direct Operating and SG&A Expenses) excluding Effects of Foreign Exchange Rates to Expenses

(In thousands)	Three Months Ended March 31,		%
	2013	2012	Change

Consolidated expense	$1,001,301	$1,039,009	(4%)
Excluding: Foreign exchange (increase) decrease	14	-
Consolidated expense excluding effects of foreign exchange	$1,001,315	$1,039,009	(4%)

Americas Outdoor expense	$192,157	$196,989	(2%)
Excluding: Foreign exchange (increase) decrease	78	-
Americas Outdoor expense excluding effects of foreign exchange	$192,235	$196,989	(2%)

International Outdoor expense	$335,224	$350,213	(4%)
Excluding: Foreign exchange (increase) decrease	(64)	-
International Outdoor expense excluding effects of foreign exchange	$335,160	$350,213	(4%)

Reconciliation of OIBDAN excluding Effects of Foreign Exchange Rates to OIBDAN

(In thousands)	Three Months Ended March 31,		%
	2013	2012	Change

Consolidated OIBDAN	$266,632	$260,360	2%
Excluding: Foreign exchange (increase) decrease	842	-
Consolidated OIBDAN excluding effects of foreign exchange	$267,474	$260,360	3%

Americas Outdoor OIBDAN	$95,198	$85,094	12%
Excluding: Foreign exchange (increase) decrease	11	-
Americas Outdoor OIBDAN excluding effects of foreign exchange	$95,209	$85,094	12%

International Outdoor OIBDAN	$29,260	$22,128	32%
Excluding: Foreign exchange (increase) decrease	831	-
International Outdoor OIBDAN excluding effects of foreign exchange	$30,091	$22,128	36%

Reconciliation of Expenses (Direct Operating and SG&A Expenses) excluding Non-cash compensation expenses to Expenses

(In thousands)	Three Months Ended March 31,		%
	2013	2012	Change
CCME	$444,902	$458,299	(3%)
Less: Non-cash compensation expense	(1,492)	(1,214)
	443,410	457,085	(3%)

Americas Outdoor	192,157	196,989	(2%)
Less: Non-cash compensation expense	(894)	(1,932)
	191,263	195,057	(2%)

International Outdoor	335,224	350,213	(4%)
Less: Non-cash compensation expense	(735)	(1,209)
	334,489	349,004	(4%)

Other	41,955	47,276	(11%)
Less: Non-cash compensation expense	-	-
	41,955	47,276	(11%)

Eliminations	(12,937)	(13,768)

Plus: Non-cash compensation expense	3,121	4,355
Consolidated divisional operating expenses	$1,001,301	$1,039,009	(4%)

Reconciliation of Corporate Expenses excluding Non-cash compensation expenses to Corporate Expenses

(In thousands)	Three Months Ended March 31,		%
	2013	2012	Change
Corporate Expense	$80,642	$68,251	18%
Less: Non-cash compensation expense	(2,396)	(2,542)
	$78,246	$65,709	19%

Reconciliation of OIBDAN to Net Loss

(In thousands)	Three Months Ended March 31,		%
	2013	2012	Change

OIBDAN	$266,632	$260,360	2%
Non-cash compensation expense	5,517	6,897
Depreciation and amortization	182,182	175,366
Impairment charges	-	-
Other operating income (expense) – net	2,395	3,124
Operating income	81,328	81,221

Interest expense	385,525	374,016
Equity in earnings (loss) of nonconsolidated affiliates	3,641	3,555
Loss on extinguishment of debt	(3,888)	(15,167)
Other income (expense) – net	(1,000)	(1,106)
Loss before income taxes	(305,444)	(305,513)
Income tax benefit (expense)	96,325	157,398
Consolidated net loss	(209,119)	(148,115)
Amount attributable to noncontrolling interest	(6,116)	(4,486)
Net income (loss) attributable to the Company	$(203,003)	$(143,629)

About CC Media Holdings, Inc.

CC Media Holdings, Inc. (OTCBB: CCMO), the parent company of Clear Channel Communications, is one of the leading global media and entertainment companies specializing in radio, digital, outdoor, mobile, live events, and on-demand entertainment and information services for local communities and providing premier opportunities for advertisers. More information is available at www.clearchannel.com.
For further information, please contact:

Media
Wendy Goldberg
Senior Vice President – Communications
(212) 549-0965

Investors
Gregory Lundberg
Senior Vice President – Investor Relations
(212) 549-1717

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CC Media Holdings, Inc. and its subsidiaries, including Clear Channel Communications, Inc. and Clear Channel Outdoor Holdings, Inc., to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: the impact of the Company’s substantial indebtedness, including the use of cash flow to make payments on its indebtedness; changes in business, political and economic conditions in the United States and in other countries in which the Company currently does business (both general and relative to the advertising industry); changes in operating performance; changes in governmental regulations and policies and actions of regulatory bodies; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; the outcome of litigation; fluctuations in interest rates; taxes and tax disputes; shifts in population and other demographics; access to capital markets and borrowed indebtedness; risks relating to the integration of acquired businesses; and risks that we may not achieve or sustain anticipated cost savings. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of CC Media Holdings, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Except as otherwise stated in this release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.